Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-95431, No. 333-33938, No. 333-43196, No. 333-44128, No. 333-58916 and 333-133188) and on Form S-8 (No. 333-09135, No. 333-57141, 333-40940, No. 333-65084 and No. 333-106280, 333-125961, 333-133185, and 333-134781 of NMS Communications Corporation of our report dated March 16, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 16, 2007